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                                                                    Exhibit 23.9






                       CONSENT OF LAZARD FRERES & CO. LLC


            We hereby consent to (i) the inclusion of our opinion letter dated October 4, 2002 to the Board of Directors of JDN Realty Corporation as Annex C to this Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 (the "Registration Statement") relating to the proposed acquisition of JDN Realty Corporation by Developers Diversified Realty Corporation and (ii) the references to such opinion in such Joint Proxy Statement/Prospectus under the captions "Summary - Opinion of JDN's Investment Banker, Lazard Freres & Co. LLC," "The Merger - Background of the Merger," "The Merger - JDN's Reasons for the Merger; Recommendation of the JDN Board" and "The Merger - Opinion of JDN's Investment Banker, Lazard Freres & Co. LLC." In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


Dated:  October 30, 2002

                                             LAZARD FRERES & CO. LLC


                                             By: /s/ Matthew J. Lustig
                                                 ------------------------
                                                  Name: Matthew J. Lustig
                                                  Title: Managing Director